Exhibit 21.1
List of Subsidiaries of Natural Resource Partners L.P.
NRP (Operating) LLC
WPP LLC
ACIN LLC
WBRD LLC
Hod LLC
Shepard Boone Coal Company LLC
Gatling Mineral, LLC
Independence Land Company, LLC
Williamson Transport, LLC
Little River Transport, LLC
Rivervista Mining, LLC
Deepwater Transportation, LLC
BRP LLC (51% interest)